EX-FILING FEES
Calculation of Filing Fee Tables
FORM S-1
(Form Type)
Lakeview Acquisition Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Units, each consisting of one share of Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant(2)	Rule 457(a)	20,125,000	$10.00	$201,250,00	0.0000927	$18,655.88
Fees Previously Paid	Other	Units, each consisting of one share of Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant(2)	Rule 457(a)	20,125,000	$10.00	$201,250,00	0.0000927	$18,655.88
Fees to Be Paid	Equity	Class A common stock included as part of the units(3)(4)	Rule 457(g)	20,125,000	—	—	—	—(5)
Fees Previously Paid	Equity	Class A common stock included as part of the units(3)(4)	Rule 457(g)	20,125,000	—	—	—	—(5)
Fees to Be Paid	Other	Redeemable warrants included as part of the units(3)(4)	Rule 457(g)	10,062,500	—	—	—	—(5)
Fees Previously Paid	Other	Redeemable warrants included as part of the units(3)(4)	Rule 457(g)	10,062,500	—	—	—	—(5)
Total Offering Amounts								$18,655.88
Total Fees Previously Paid								$18,655.88
Net Fees Due								$0.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Includes 2,625,000 units, consisting of 2,625,000 shares of Class A common stock and 1,312,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)
Maximum number of shares of Class A common stock and redeemable warrants, as applicable, included in the units described above, including those that may be issued upon exercise of a 45-day option granted to the underwriter described above.

(5)
No fee pursuant to Rule 457(g) under the Securities Act.